Exhibit 5.1

	ATTORNEYS AT LAW	Broomfield, CO
720 566-4000
Palo Alto, CA
	101 California Street	650 843-5000
5th Floor
	San Francisco, CA	Reston, VA
	94111-5800 Main 415 693-2000 Fax 415 693-2222	703 456-8000 San Diego, CA 858 550-6000
October 27, 2005	www.cooley.com	Washington, DC 202 842-7800

SAMUEL M. LIVERMORE
URS Corporation	(415) 693-2113
600 Montgomery Street, 26th Floor	slivermore@cooley.com
San Francisco, CA 94111-2728
Ladies and Gentlemen:
We have acted as counsel to URS Corporation, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company.
The Company has provided us with a prospectus (the “Prospectus”), which is part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Registration Statement, including the Prospectus as supplemented from time to time by various Prospectus Supplements, will provide for the registration by the Company of up to 3,580,907 shares of common stock, par value $0.01, of the Company (the “Shares”) offered by certain selling stockholders identified in the Registration Statement in connection with the Registration Statement (the “Selling Stockholder Shares”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and By-laws, as currently in effect, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.
Our opinion herein is expressed solely with respect to the Delaware General Corporation Law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof, and no opinion to the extent that the laws of any jurisdiction other than those

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identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Selling Stockholder Shares are validly issued, fully paid and nonassessable.
The opinion rendered herein is only as of the date hereof and we undertake no obligation to update this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.
Very truly yours,

COOLEY GODWARD LLP

By:	/s/ Samuel M. Livermore
Samuel M. Livermore